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                                                                   Exhibit 23.01

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Citicorp:

We consent to the incorporation by reference in the Registration Statements of Citicorp on Form S-3: Nos. 333-50338, 33-59791, 33-64574, 333-14917,
333-20803, 333-21143, 333-32065 and 333-83741; and of Citicorp Mortgage
Securities, Inc., Citibank, N.A., and other affiliates, on Form S-3: Nos. 333-72082, 33-66222, 333-43167, and 333-72459, and on Form S-11: Nos. 33-48263,
33-6358, and 33-36313, of our report dated January 17, 2002 with respect to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 2001 and 2000, which report is included in the annual report on Form 10-K of Citicorp for the year ended December 31, 2001. Our report refers to changes, in 2001 in Citicorp's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001.

/s/ KPMG LLP

New York, New York
March 15, 2002